Exhibit 10.2

CONFIDENTIAL
SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into by and between Citizens Community Federal, N.A., a national banking association (the “Bank”), and Mark C. Oldenberg (“Employee”).
RECITALS
WHEREAS, Employee has been employed as Chief Financial Officer of the Bank pursuant to an Employment Agreement dated January 1, 2017 (the “Employment Agreement”); and
WHEREAS, the term of the Employment Agreement expires on June 30, 2018 (the “Term”), and the Bank has elected not to renew or extend that Term; and
WHEREAS, the Bank and Employee have accordingly agreed that Employee’s employment with the Bank shall terminate effective October 17, 2017; and
WHEREAS, the Bank nonetheless intends to compensate Employee for his salary and benefits through the end of the Term; and
WHEREAS, the Bank and Employee have further agreed to the terms and conditions pursuant to which the Bank and Employee agree to end their employment relationship.
NOW, THEREFORE, the parties agree as follows:
AGREEMENT
In consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Separation. Employee’s position as an employee of the Bank shall hereby end effective as of October 17, 2017 (the “Separation Date”). Employee also hereby resigns as an officer of the Bank as of the Separation Date.

2.Final Wages. Employee shall receive a final payroll check, which fully compensates Employee for Employee’s current base salary through October 20, 2017, including payment for accrued but unused PTO in the amount of $12,276.92, less applicable withholdings. It is agreed that such payment shall be made by Bank to Employee on the first payroll date following the Separation Date, in accordance with the Bank’s regularly scheduled payroll dates and procedures.

Employee acknowledges and agrees that Employee is not entitled to or owed any additional compensation from the Bank, except as may be specified herein.

3.Executive Short Term Incentive Plan Bonus. Employee is a participant in the Bank’s Executive Short Term Incentive Plan for FY2017. Pursuant to plan terms, Employee must be employed by the Bank at the time of payout to be eligible to receive a bonus payment. Plan payouts for FY2017 are not scheduled to occur prior to the Separation Date. Nonetheless, in exchange for the terms of this Agreement, the Bank will pay Employee the amount of $44,625.00, less applicable withholdings, which is equivalent to the payout amount that the Bank and Employee estimate Employee would have received under the plan. This payment will be made on the first payroll date following expiration of the rescission period set forth in paragraph 14, assuming Employee has returned to the Bank a signed copy of this Agreement within the 21-day period set forth in paragraph 13 and has not rescinded the Agreement.

4.Equity Interests. Executive’s rights and interests in his stock option awards and restricted stock awards, if any, following the termination of his employment on the Separation Date shall be governed by the terms of Employee’s award agreements and the applicable plan(s), pursuant to which the awards were granted.

5.Bank-Sponsored Benefit Plans. Commencing November 1, 2017, Employee may elect to continue to participate in the group health and dental insurance programs, as allowed by law and the terms of those benefit plans. A COBRA/continuation notice more specifically advising Employee of Employee’s rights will be provided to Employee separately. In exchange for the terms of this Agreement, the Bank will pay the Employee the lump-sum amount of $6,788.88, less applicable withholdings, which the parties agree is the amount that reimburses Employee for the cost of continuation of the health, dental, life, disability and other benefits which the Employee (and his dependents) would be eligible to participate in for the remainder of the Term following the Separation Date, based upon the benefit levels substantially equal to those being provided to Employee at the Separation Date. This payment will be made on the first payroll date following expiration of the rescission period set forth in paragraph 14, assuming Employee has returned to the Bank a signed copy of this Agreement within the 21-day period set forth in paragraph 13 and has not rescinded the Agreement. Employee’s actual participation and interest in the Bank’s 401(k) plan shall be governed by the terms of that benefit plan. All other benefits, including without limitation Employee’s disability insurance, if any, will be cancelled as of the Separation Date.

6.Separation Payment. In exchange for the terms of this Agreement, Employee shall continue to be paid as separation compensation following the Separation Date his base salary through the remainder of the Term. This separation payment will be paid to Employee in equal installments, less applicable withholdings, pursuant to the Bank’s regularly scheduled payroll dates and procedures throughout the remainder of the Term. Employee understands that this separation compensation is effective and will be paid only if Employee first signs this Agreement within 21 calendar days after initially receiving it and does not rescind within the 7-day period described in paragraph 14. Employee must sign and return this Agreement, if at all, so that the Agreement is effective (taking into account the rescission period provided for in paragraph 14) by no later than the twenty-eighth (28th) calendar day following the Separation Date. Payment will not begin until the 7-day period has expired without rescission of this Agreement and the first payment thereafter shall include any separation payments that have accrued to that point. Employee understands that this separation payment shall not be subject to retirement plan or deferred compensation plan contribution election by Employee or matching contribution by the Bank. Employee represents and warrants that Employee is legally entitled to receive this severance payment and that such payment is not subject to a child support, garnishment, bankruptcy, dissolution, or other order requiring that such payment be made to any other person.

7.Consideration. Employee specifically acknowledges and agrees that short term incentive plan bonus amount set forth in paragraph 3, the benefits-related payment set forth in paragraph 5, the separation payment set forth in paragraph 6, and the partial waiver of Employee’s non-competition covenant contained in his Employment Agreement as set forth in paragraph 21 constitutes full and adequate consideration for this Agreement and that, if Employee does not sign this Agreement, rescinds pursuant to paragraph 14, or breaches any of Employee’s obligations contained in this Agreement at any time, the Bank shall have no obligation to provide this consideration.

8.Release. In exchange for the consideration stated and acknowledged herein, Employee (including anyone who has or obtains any legal rights or claims through or from Employee) hereby unconditionally releases and discharges the Bank and its affiliates and related entities, including without limitation Citizens Community Bancorp, Inc., predecessors, successors, (collectively “the Bank and its Affiliates”), any Bank or Affiliate pension, welfare or other employee benefit plan, and the Bank’s and its Affiliates’ owners, officers, directors, shareholders, members, partners, employees, agents, insurers, consultants, representatives, attorneys, trustees, administrators, and any entity affiliated with any of the foregoing, from any and all past or present claims, demands, obligations, actions, causes of action, damages, costs, debts, liabilities, expenses and compensation of any nature, whether for compensatory or punitive damages, and whether based in tort, contract, or other theory of recovery (collectively the “Claims” and individually a “Claim”), including but not limited to any Claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974 (ERISA) (other than vested benefits under a retirement plan), each as may have been amended, or any other federal, state, or local law, including without limitation, the Wisconsin Fair Employment Act, Wisconsin Wage Claim and Payment Law, Wisconsin Family and Medical Leave Law, and Claims based on wrongful discharge, breach of an implied or express contract, promissory estoppel, emotional distress, defamation, misrepresentation, fraud, public policy, common law, good faith and fair dealing, negligence, invasion of privacy, retaliation, or any other Claim that Employee now has or that may hereafter arise out of the relationship between the parties to date, including the termination of Employee’s employment, whether known or unknown, foreseen or unforeseen, at the time of signing this Agreement. Employee states and represents the Employee has not and agrees to not institute any lawsuit against or otherwise sue the Bank or its Affiliates or any of those named in this paragraph based on any Claim relating in any way to Employee’s relationship with the Bank or its Affiliates up to the time of signing this Agreement. In the event that any such Claim or action has been or is asserted by Employee or anyone acting directly or indirectly on Employee’s behalf, Employee agrees that this release includes a complete waiver of any right to money damages or other individual remedies or relief awarded by a court or any governmental agency, including the Equal Employment Opportunity Commission (EEOC) or similar state agency with which Employee may file a charge or participate in an investigation notwithstanding the terms of this release and promise not to sue or other terms of this Agreement. The foregoing release and promise not to sue shall not apply to and shall not affect the parties’ respective rights to enforce, or under the Older Workers Benefit Protection Act (OWBPA) challenge the enforceability of, the terms of this Agreement; to seek remedy for breach of this Agreement; to assert claims which cannot legally be waived under applicable law, such as those for unemployment compensation benefits; to seek indemnification as set forth in Section 5(d) of the Employment Agreement; or to subsequently assert any Claim arising from acts occurring after the date of signing this Agreement.

9.Administrative Proceeding. Notwithstanding the release and promise not to sue set forth in paragraph 8 or the other terms of this Agreement, Employee acknowledges that Employee may file a charge or complaint with, participate in an investigation conducted by, or contact or communicate with the EEOC, NLRB, SEC, FINRA or any other governmental agency. Employee agrees, however, that Employee has waived any right to money damages or other individual remedies or relief which might be awarded as a result of any such administrative proceeding, except where such a waiver is prohibited under SEC rules or other applicable law.

10.Return of Property.    Employee agrees to return on the Separation Date all files, documents, manuals or property of any kind, whether in written, electronic, computerized or other form, in Employee’s possession or control relating to, or constituting the property of, the Bank, its Affiliates, their employees or customers including, but not limited to, all office keys, keys to Bank or Affiliate vehicles, credit cards, access cards, security cards, office equipment, cellular phones, computer hardware, software products, agreements or Bank or Affiliate products or prototypes. Employee acknowledges that this obligation is continuing and agrees to promptly return to the Bank any subsequently discovered property as described above. To the extent that Employee has downloaded or stored any proprietary, privileged, trade secret or confidential information belonging or relating to the Bank or its Affiliates, their employees or customers on any personal, non-Bank electronic media in Employee’s possession, custody, or control, such as computers, cell phones, hand-held devices, back-up devices, zip drives, USBs, PDAs, and the like, Employee agrees to promptly contact Heather Murray, VP - Human Resources, to arrange for transfer of such documents and information back to the Bank and for destruction of such documents and information on Employee’s personal electronic media. Employee agrees to not retain any copies of such documents or information. Employee represents that Employee has returned to the Bank any and all passwords used by Employee with regard to the computer, electronic or communication systems of the Bank or its Affiliates and has transitioned all administrative rights used by Employee with regard to all social media and internet-based accounts related to the business operations of the Bank, so that the Bank has immediate, full and complete access to all data and information stored, used or maintained on or in such systems or accounts. Employee agrees to not access or interfere with or attempt to access or interfere with any of the Bank’s computer systems, networks or files.

11.Non-Disparagement. Employee agrees not to make any negative or disparaging remarks or comments about the Bank or its Affiliates, or any of the foregoing entities’ directors, officers, members, employees, or products or services in any respect, including without limitation any such negative or disparaging remarks made on or through social media sites or blogs such as Facebook, Linkedln, MySpace, or Twitter. This provision does not prohibit Employee from providing truthful information to any governmental entity.

12.Cooperation. Employee agrees to be reasonably available through January 31, 2018, for consultation with and assistance to Bank or Affiliate representatives with respect to matters and issues within Employee’s job responsibilities or knowledge during Employee’s employment by the Bank. Employee agrees to be available for up to 15 hours per week through December 31, 2017, and up to 5 hours per week thereafter. Employee acknowledges and agrees that such cooperation with the Bank is necessary for a proper and orderly transition and that the consideration set forth herein fully compensates Employee for this reasonable cooperation.

13.Consideration of Agreement. Employee may consider this Agreement prior to signing for up to 21 calendar days from the Separation Date. Employee understands, however, that Employee is free to sign and return this Agreement at any time within the 21-day period. The parties agree that any changes in this Agreement made prior to signing whether material or not do not restart the 21-day period for consideration. If a signed Agreement is not returned to the Bank by the end of this 21-day period, the offer of this Agreement is withdrawn.

14.Rescission. Employee may rescind and revoke this Agreement within seven (7) calendar days after signing it to assert alleged claims under the Age Discrimination in Employment Act. To be effective, the rescission or revocation must be in writing and hand-delivered or mailed to the Bank, c/o Steve Bianchi, President, 2174 East Ridge Center, Eau Claire, WI 54701, within the 7-day period. If mailed, the rescission or revocation must be (a) postmarked within the 7-day period, (b) properly addressed as set forth in the preceding sentence, and (c) sent by Certified Mail, Return Receipt Requested. If delivered by hand, it must be given to Mr. Bianchi within the 7-day period. Should Employee choose to rescind this Agreement, all terms hereof are canceled and thereby ineffective.

15.Non-Admission. The Bank, and all those named in paragraph 8 above, expressly deny any and all liability to Employee and the parties agree that nothing in this Agreement is intended to be, nor shall be deemed to be, an admission of liability or wrongdoing, an admission of the existence of any facts upon which liability or wrongdoing could be based, or a waiver of any defense to any such liability or wrongdoing.

16.Third Party Claims. Employee agrees that Employee will not voluntarily assist or encourage any third party regarding claims or litigation against the Bank or its Affiliates. Employee agrees to promptly notify the Bank and provide it a copy, prior to responding, if Employee is served with or otherwise receives any subpoena or any other legal process, demand or request seeking Employee’s testimony or the production of other evidence or other information. Notwithstanding the foregoing, Employee is not prohibited from filing a charge with or participating in any investigation conducted by the EEOC or other governmental agency without prior notice to the Bank.

17.Merger. Except as set forth in paragraph 21 below, as well as the indemnification provisions of Section 5(d) of the Employment Agreement, this Agreement and any employee benefit plans in which Employee continues to be a participant as a former employee supersede all prior oral and written agreements and communications between the parties regarding the subject matter hereof.

18.Confidentiality. Employee agrees to keep the terms and conditions of this Agreement strictly confidential and not disclose them to any person other than Employee’s immediate family, taxing authorities, attorneys, or accountants as necessary or as required by law. Employee understands and agrees that any disclosure in violation of this confidentiality agreement made by or through Employee, or those listed in the preceding sentence, constitutes a material breach of this Agreement. Employee agrees to not introduce this Agreement in any litigation or proceeding involving the Bank, except any action to enforce, or challenge the enforceability of, the terms of this Agreement. This provision does not prohibit Employee from providing truthful information to any governmental entity.

19.Non-disclosure Covenant. Employee agrees to hold in strict confidence and to not directly or indirectly at any time reveal, disclose or transfer, or use for the benefit of Employee or any person or entity other than the Bank, any proprietary, privileged, private, confidential or trade secret information belonging to or relating to the Bank or to its Affiliates, or any of their owners, directors, officers, employees, customers, or vendors. Such protected information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing and whether in computerized, electronic or other form): Financial information, sales and marketing information, business strategy, information technology, personnel information, customer information, depositor lists, information concerning the existence and terms of this Agreement, information pertaining to organizational structure or plans and the like. This restriction does not apply to information that is generally and publicly known in the industry or that becomes generally and publicly known through means other than the act or omission of Employee. If Employee has any doubt as to whether certain information is subject to the protections of this paragraph, Employee should discuss the matter with Steve Bianchi, President. In the event that Employee is requested or required (by oral questions, interrogations, requests for information or documents, subpoena, civil investigation demand or other process) to disclose any proprietary, privileged, private, confidential or trade secret information belonging to or relating to the Bank or its Affiliates, or any of their owners, directors, officers, employees, customers, or vendors, it is agreed that Employee will provide the Bank with advance and prompt notice of any such request or requirement so that the Bank may seek an appropriate protective order or waive Employee’s compliance with the provision of this Agreement. This provision does not prohibit Employee from providing truthful information to any governmental entity without prior notice to the Bank.

20.Defend Trade Secrets Act of 2016. Employee understands that if Employee breaches the provisions of paragraph 19 above, Employee may be liable to the Bank under the Defend Trade Secrets Act of 2016 (“DTSA”). Employee further understands that by providing Employee with the following notice, the Bank may recover from Employee its attorney fees and exemplary damages if it brings a successful claim against Employee under the DTSA: Under the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (a)(i) in confidence to a federal, state, or local governmental official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Without limiting the foregoing, if Employee files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee (i) files any document containing the trade secret under seal and (ii) does not disclose the trade secret, except pursuant to court order.

21.Non-Competition. Section 7 of the Employment Agreement contains certain provisions regarding noncompetition, nonsolicitation, and nondisclosure and related terms. Employee acknowledges and agrees that the provisions of Section 7: (i) are part of this Agreement by incorporation and remain in full force and effect, (ii) such restrictive covenants are supported by separate consideration, including the consideration set forth in this Agreement, and (iii) Employee is fully bound to the continuing obligations under those provisions for the periods specified therein; provided, however, that in exchange for the terms of this Agreement, the noncompete set forth in Section 7(b)(i) shall expire six (6) months following the Separation Date.

22.Breach. If Employee breaches any of Employee’s obligations contained in this Agreement, all contingent amounts paid to Employee hereunder or yet to be paid pursuant hereto, shall be considered unearned and, at the election of the Bank and as consistent with applicable law, be either not paid and forfeited, or if previously paid, returned to the Bank. This provision shall not prevent the Bank from pursuing its other remedies and seeking damages for breach of this Agreement. Employee shall be responsible for the payment of the Bank’s reasonable attorney fees and costs of litigation incurred in successfully enforcing the terms of this Agreement. Employee acknowledges that breach by Employee of the provisions of this Agreement, particularly paragraphs 8, 10, 11, 16, 18, 19, and 21 will cause the Bank irreparable harm that is not fully remedied by monetary damages. Accordingly, Employee acknowledges that the Bank may seek injunctive relief regarding Employee’s breach or threatened breach of the terms of this Agreement without posting a bond or other security, in addition to any other available legal or equitable remedies and, that such relief may be granted without the necessity of proving actual damages. Employee agrees that both damages at law and equitable relief shall be proper modes of relief and are not to be considered alternative remedies.

23.Severability and Blue Penciling. Employee agrees that the scope and terms of this Agreement are reasonable and that it is Employee’s intent and desire that this Agreement be enforced to the fullest extent permissible. In case any one or more of the provisions of this Agreement (other than its release provisions) should be determined invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained in this Agreement will not in any way be affected or impaired thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, Employee and the Bank specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof to be valid and enforceable to the fullest extent allowed by law and/or public policy, not exceeding their original terms.

24.Assignment. This Agreement shall be binding upon Employee’s heirs, administrators, representatives, or executors. No assignment of this Agreement shall be made by Employee, and any such purported assignment shall be null and void. This Agreement may be assigned by the Bank to any successor or assignee.

25.Governing Law. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of Wisconsin, without regard to conflicts of laws provisions.

26.Waiver. No term or condition of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom the enforcement of the waiver is sought. The waiver by the Bank of the breach or nonperformance of any provision of this Agreement by Employee will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.

27.Voluntary and Knowing Action. Employee acknowledges that Employee has read and understands the terms of this Agreement and that Employee is voluntarily and without duress entering into this Agreement with full knowledge of its implications. In that this Agreement establishes certain legally enforceable rights and obligations, the Bank expressly advises Employee to consult with an attorney prior to signing this Agreement.

28.Section 409A. Notwithstanding any other provision of this Agreement to the contrary, Employee and the Bank agree that the payments hereunder shall be exempt from, or satisfy the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that will preclude the imposition of penalties described in Code Section 409A. Payments made pursuant to this Agreement are intended to satisfy the short-term deferral rule or separation pay exception within the meaning of Code Section 409A. Employee’s termination of employment shall mean a “separation from service” within the meaning of Code Section 409A. Notwithstanding anything herein to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Code Section 409A; provided, that in no event shall the Bank have any obligation to indemnify Employee from the effect of any taxes under Code Section 409A.

29.Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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{DC019633.1}

IN WITNESS WHEREOF, the parties have caused this Separation Agreement and Release to be executed on the date set forth below.

CITIZENS COMMUNITY FEDERAL N.A.
Dated:	By:
Name:
Its:

Dated:
Mark C. Oldenberg

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